Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	February 1, 2004 through February 29, 2004
Payment Date	March 25, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,982,733.74
Principal Collections	$38,647,515.68
Substition Amounts	$—
Additional Draws	$20,104,842.26
Aggregate Subsitutions	$—
Application of Collected Amounts
Applied in the following order of priority:
			Factor per Thousand
(i) Enhancer Premium		$—
(ii) Noteholder’s Interest		$1,226,547.86		1.022123215
Payment for Additional Balance		$—
(iii) Principal Collections to Funding Account		$—
(iv) Excess Spread (during Revolving)		$—
(v) Excess Spread (during AP)		$1,711,755.14
(vi) Additional Balance Increase Payment from Excess Spread		$—
(vii) Noteholder’s Principal Distribution		$18,614,646.42		15.51220535
(viii) Enhancer for Prior Draws		$—
(ix) Liquidation Loss Amount		$—
(x) Enhancer		$—
(xi) Interest Shortfalls		$—
(xii) Indenture Trustee		$—
(xiii) Certificates		$1,711,755.14
Balances
			Percentage Interest
Beginning Note Balance		$1,001,717,851.20		83.48%
Ending Note Balance		$983,103,204.78		81.93%
	Change	$18,614,646.42		1.55%
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,017,254,033.66		84.77%
Ending Pool Balance		$998,683,817.98		83.22%
	Change	$18,570,215.68		1.55%
Beginning Principal Balance		$1,017,254,033.66		84.77%
Ending Principal Balance		$998,683,817.98		83.22%
	Change	$18,570,215.68		1.55%
Beginning Certificate		$—		0.00%
Ending Certificate		$—		0.00%
	Change	$—

Delinquencies
	#		$
Two statement cycle dates:		6		$345,372.06
Three statement cycle dates:		3		$50,660.66
Four statement cycle dates:		2		$216,215.23
Five statement cycle dates:		1		$939.05
Six statement cycle dates:		2		$44,430.74
Seven + statement cycle dates:		2		$536,182.46
Foreclosures		7		920,195
REO		—		$—
Liquidation Loss Amount		6		$27,542.26
Aggregate Liquidation Loss Amount				$400,964.12	0.033%
Additional Information
Net WAC Rate				3.63%
Overcollateralization Target				$15,580,613.20
Overcollateralization Amount				$15,580,613.20
Funding Account Ending Balance				$—
Aggregate Draws on Enhancer Policy				$—
Gross CPR (1 mo. Annualized)				37.195%
Net CPR (1 mo. Annualized)				19.835%
Draw Rate (1 mo. Annualized)				21.301%
WAM				216.25
AGE				17.24
Repurchases		0		$—

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(3,434,131.85)	Total Collected	$(38,647,515.68)
Servicing Fee	$423,855.85	Noteholders Principal	$18,614,646.42
Enhancer Premium	$—	Add’l Balance Increase	$—
Additional Balance Interest	$—	Net Draws	$20,104,842.26
Noteholders Interest	$1,226,547.86	Funding Account	$—
Liquidations	$27,542.26	Net	$71,973.00
Excess Interest	$1,756,185.88	Previous Funding	$—
Net	$—	Liquidations	$(27,542.26)
Interest Shortfall	$—	Difference	$44,430.74
		Deficiency Amount	$44,430.74

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator